EXHIBIT 10.1

EVINE LIVE INC.

Restricted Stock Unit Award Agreement

Under the 2011 Omnibus Incentive Plan

EVINE Live Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Grantee named below, the number of units relating to the Company’s common stock set forth in the table below (the “Restricted Stock Units”). This Award of Restricted Stock Units (the “Restricted Stock Unit Award”) shall be subject to the terms and conditions set forth in this Agreement, consisting of this cover page and the Restricted Stock Unit Terms and Conditions on the following pages, and in the Plan document which has been made available to you. Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Grantee: _______________________
No. of Restricted Stock Units Granted: _______	Grant Date: __________, 20__
Vesting Schedule:
Vesting Dates	Number of Units as to Which the Award Vests

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Unit Award.

GRANTEE:	EVINE LIVE INC.

By:
Title:

EVINE Live Inc.

2011 Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

Restricted Stock Unit Terms and Conditions

1.           Award of Restricted Stock Units. The Company hereby grants to you, as of the Grant Date, the number of Restricted Stock Units (“Units”) identified on the cover page of this Agreement, subject to the restrictions and other terms and conditions set forth herein and in the Plan.

2.           Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the scheduled vesting dates specified in the Vesting Schedule on the cover page to this Agreement, on which Units subject to this Agreement vest as provided in this Section 2.

(a)           Scheduled Vesting. So long as your Service (as defined in the Plan) to the Company and its Affiliates has not ended, the Units will vest and become non-forfeitable as specified in the Vesting Schedule on the cover page to this Agreement.

(b)           Accelerated or Continued Vesting. The vesting of the Units may be accelerated under the circumstances described in Section 12 of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

(c)           Effect of Termination of Service. Except as otherwise provided in accordance with Section 2(b) above, if your Service ends for any reason prior to the vesting of all Units, then this Agreement shall terminate and all remaining unvested Units shall be forfeited.

3.           Settlement of Units. After any Units vest pursuant to Section 2, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 5 and compliance with all applicable legal requirements as provided in Section 18(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round down the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

4.           Dividends and Voting Rights. You shall not have voting rights, and shall not be entitled to receive cash dividends or other distributions, with respect to the Shares underlying the Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5.           Withholding Taxes. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may elect to satisfy such withholding tax obligations by delivering Shares you already own or by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations, by notifying the Company of such election prior to the Vesting Date.

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6.           Restrictions on Transfer. You may not sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Units. Any such attempted sale, transfer, disposition, pledge, hypothecation or assignment shall be null and void.

7.           Governing Plan Document. This Agreement is subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

8.           Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

9.           Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

10.         No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

11.         Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

By signing the cover page of this Agreement or otherwise accepting this Restricted Stock Unit Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.

A copy of the Plan Information Statement for the 2011 Omnibus Incentive Plan is available at [insert weblink] and is available in paper copy by request to Lori Riley, SVP and Chief Human Resources Officer, lriley@evine.com, 952-943-6731.

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